Exhibit 5.3

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montréal Calgary Ottawa Vancouver New York	May 27, 2021 Bank of Montreal 100 King Street West 1 First Canadian Place Toronto, Ontario Canada, M5X 1A1 Dear Sirs/Mesdames:

Re: Bank of Montreal – Senior Medium-Term Notes, Series G

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with certain senior debt securities (the “Senior Debt Securities”) to be issued from time to time by the Bank pursuant to a senior indenture dated January 25, 2010 between the Bank and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture dated September 23, 2018 between the Bank and Wells Fargo Bank, National Association, as trustee, and the Second Supplemental Indenture dated May 27, 2021 among the Bank, The Bank of New York Mellon, as trustee with respect to the Senior Medium-Term Notes, Series G, and Wells Fargo Bank, National Association (collectively, the “Senior Debt Indenture”).

We have examined certain portions of the following:

(i)	the Senior Debt Indenture;

(ii)	the registration statement of the Bank on Form F-3, file number 333-237342, as amended (the “Registration Statement”);

(iii)	the prospectus of the Bank included in the Registration Statement and the prospectus supplement to the Prospectus dated May 27, 2021 (collectively, the “Prospectus”);

(iv)	the secretary’s certificate dated May 27, 2021 as to, among other things:

(a)	the by-laws of the Bank;

(b)	the resolutions of the Board of Directors of the Bank passed on February 25, 2020 and January 15, 2021 (the “Board Resolutions”); and

(c)	certain other matters of fact;

(v)	the Master Note dated May 27, 2021 (the “Master Note”);

(vi)	the Officer’s Certificate Pursuant to Section 102 and 903 of the Senior Debt Indenture relating to the Senior Debt Securities dated May 27, 2021 (the “Section 102 and 903 Officer’s Certificate”);

(vii)	the Officer’s Certificate Pursuant to Sections 201 and 301 of the Senior Debt Indenture relating to the Senior Debt Securities dated May 27, 2021 (the “Section 201 and 301 Officer’s Certificate”);

(viii)	the Authorization to Execute and Deliver Securities Pursuant to Section 303 of the Senior Debt Indenture relating to the Senior Debt Securities dated May 27, 2021 (the “Authorization”);

(ix)	the Bank Order relating to the Senior Debt Securities dated May 27, 2021 (the “Bank Order”); and

(x)	the Distribution Agreement dated May 27, 2021 (the “Distribution Agreement”) between the Bank and BMO Capital Markets Corp.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic or electronic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Senior Debt Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.

Insofar as the opinions given herein relate to any future issue of Senior Debt Securities, such opinions must be read subject to our assumption that as at the date of any such issue:

(i)	the Senior Debt Indenture, Master Note, Section 102 and 903 Officer’s Certificate, Section 201 and 301 Officer’s Certificate, Authorization, Bank Order and Distribution Agreement shall continue to be in full force and effect, unamended;

(ii)	the terms of such issue shall have been duly approved by a person or persons so authorized pursuant to the Board Resolutions;

(iii)	the aggregate principal amount of all senior debt securities, subordinated debt securities, common shares, Class A preferred shares and Class B preferred shares of the Bank shall not exceed U.S. $25,000,000,000 (or its equivalent in other currencies) or any other limitations set forth in any board resolution of the Bank, as determined pursuant to the Board Resolutions after giving effect to any such issue;

(iv)	the aggregate outstanding amount of all principal at risk notes and principal protected notes of the Bank shall not exceed U.S. $6,000,000,000 (or its equivalent in other currencies) or any other limitations set forth in any board resolution of the Bank, as determined pursuant to the Board Resolutions after giving effect to any such issue;

(v)	the Board Resolutions remain in full force and effect, unamended;

(vi)	the issue shall comply with the Board Resolutions and any other board resolutions of the Bank applicable to the Senior Debt Securities that are then in force and effect, and any internal approvals in connection with such issuance shall have been duly and validly obtained by those person or persons so authorized pursuant to the Board Resolutions and any other board resolutions of the Bank applicable to the Senior Debt Securities that are then in force and effect;

(vii)	the provisions for the payment of interest and other amounts under the Senior Debt Securities shall not provide for the receipt of “interest” by the recipient at a “criminal rate” within the meaning of section 347 of the Criminal Code (Canada);

(viii)	any terms specified, or any modifications or additions made to the Prospectus, in the applicable pricing supplement, together with any other applicable documents setting out the terms of the Senior Debt Securities, shall not in any way affect the legality, validity, binding effect or enforceability of the Senior Debt Securities; and

(ix)	the laws, jurisprudence and published administrative practices in effect on the date hereof as may pertain to the opinions expressed herein shall not have changed as at the date of any such issue of Senior Debt Securities, including the laws pertaining to the Bank’s authority to issue Senior Debt Securities, so as to render inaccurate such opinions.

In giving this opinion, we express no opinion as to any laws other than, at the date hereof, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated May 26, 2021 issued by the Office of the Superintendent of Financial Institutions, which certificate we assume is accurate as of the date hereof.

Further, we draw to your attention that some Senior Debt Securities specified in the applicable prospectus supplements or pricing supplements, as applicable, as being “bail-inable debt securities” may be subject to conversion in whole or part into common shares of the Bank or its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada).

Based and relying upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Senior Debt Securities.

2.	When the creation of the Senior Debt Securities has been duly authorized by the Bank and when the terms of particular Senior Debt Securities and the issuance and sale of such Senior Debt Securities have been duly authorized by all necessary corporate action in conformity with the Senior Debt Indenture, and when such Senior Debt Securities have been duly executed, authenticated and issued in accordance with the Senior Debt Indenture and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Senior Debt Securities will be validly issued.

3.	The Senior Debt Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank, and does, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the Senior Debt Securities to be issued under the Registration Statement and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent.

The opinion set forth in paragraph 3 above as to the enforceability of the Senior Debt Indenture is subject to the following qualifications:

(i)	enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)	enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction;

(iii)	pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and

(iv)	enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

If a pricing supplement relating to the offer and sale of particular notes (the “Notes”) representing the Senior Debt Securities is prepared and filed by the Bank with the U.S. Securities and Exchange Commission on a date after the date hereof and such pricing supplement contains a reference to our firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the Senior Indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 27, 2021, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 27, 2021.

Each of the opinions set forth herein or referenced in any pricing supplement relating to the Notes may be relied upon by each of Morrison & Foerster LLP and Mayer Brown LLP for the purposes of their respective opinions with respect to the matters contemplated hereby.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP